Exhibit 10.51

SoftBank Pay In A Lump Sum (B) Marchant Terms

Chapter 1 General Provisions

Article 1 Application of Terms

1.

These Terms apply to the use of SoftBank Pay in A Lump Sum (B) (the “Service”) jointly provided by SoftBank Corp. (“SB”) and SB Payment Service Corp. (“SBPS”), and Merchants may use the Service in accordance with these Terms.

2.

In addition to these Terms, the Applicant and the Merchant shall comply with various regulations (specifications regarding the Service that may be established by the Companies and notified to the Merchant from time to time, guidelines on the use of the Service to be fulfilled by the Merchant, Merchant Sites, and Goods, Etc., and other specifications and the like regarding these Terms (collectively, the “Specifications, Etc.”)) separately established by SB and SBPS (the “Companies”), and the Specifications, Etc. each constitute part of these Terms.

Article 2 Amendment of Terms

1.

The Companies shall publish these Terms on the Companies’ servers or servers designated by the Companies that are reasonably viewable by the Merchant, and the Merchant shall confirm these Terms on those servers.

2.	These Terms may be amended due to reasons relating to the Companies without notice to the Merchant, and after amendment, the amended Terms will apply.

Article 3 Definitions

The meanings of terms used in these Terms are as follows unless otherwise defined.

(1) SoftBank Pay in A Lump Sum (B)

The service provided by the Companies to Customers in which receivables pertaining to charges for Goods, Etc. purchased or used on Merchant Sites are settled using the Settlement Method registered by Customers as the payment method of internet telecommunication charges and monthly mobile phone usage fees, etc. (“Telecommunication Charges, Etc.”) of SB, Etc. (defined in Item 5 of this Article). The Companies shall prepare terms of use for Customers (the “SoftBank Pay in A Lump Sum Terms of Use”) and provide the Service to Customers in accordance therewith.

If the registered payment method of a Customer is withdrawal from a financial institution account, SB, Etc. will withdraw Charges for Goods, Etc. together with the Telecommunication Charges, Etc. from the Customer’s financial institution account, and if the registered payment method is Credit Card, Credit Card settlement will be made through SBPS. In both cases, the receivables pertaining to charges will be assigned from the Merchant to SBPS.

(2) Credit Cards	A means that can be used for payment by entering the number, expiration date, and other such information stated on a card issued pursuant to an agreement between a Customer and a Credit Card company.

(3) Card Companies	Collective term for Credit Card issuing companies with which SBPS has executed general agency agreements.

(4) SB Collection Processing	Method for collecting Charges for Goods, Etc. where if a Customer’s registered payment method is withdrawal from financial institution account, SB, Etc. will bill the Customer together with the Telecommunication Charges, Etc. of SB, Etc., and the Charges for Goods, Etc. will be withdrawn together with the Telecommunication Charges, Etc. from the financial institution account registered as the payment method for the Telecommunication Charges, Etc.

(5) SB, Etc.	SB and telecommunication operators designated by SB.

(6) Applicant	A corporation who wishes to use the Service.

(7) Settlement Companies	Collective term for various settlement service providers which has executed necessary agreements with SBPS to providing the Service, including Card Companies.

(8) Settlement Method	Collective term for payment methods for charges provided by Settlement Companies after Customers have purchased commodities or used services.

(9) Agreement	An agreement whose content is the same as that of these Terms for the purpose of receiving the provision of the Service from the Companies.

(10) Merchant	A corporation that has executed an Agreement with the Companies.

(11) Merchant Sites	Services such as internet websites or applications on which Goods, Etc. are listed

(12) Goods, Etc.	Commodities, services, and other goods approved by the Companies provided by the Merchant to Customers on Merchant Sites.

(13) Charges for Goods, Etc.	Charges or consideration (including all costs, etc. necessary for purchase, such as shipping fees and amounts equivalent to consumption taxes) held by the Merchant against Customers under sales agreements, provision agreements, or the like (collectively, “Sales Agreements, Etc.”) for Goods, Etc. executed by the Merchant with Customers.

(14) Customers	Of the contracted users of 3G telecommunication services and the contracted users of 4G telecommunication services which SB, Etc. provides with telecommunication services under general terms of contracts, etc., those who satisfy the prescribed conditions set out in the SoftBank Pay in A Lump Sum Terms of Use and SB’s website, etc., such as using device models compatible with the Service, and who are individuals who apply to use the Service and intend to purchase Goods, Etc. on Merchant Sites.

(15) Recurring Charging	In cases where the Merchant sells or provides Goods, Etc. to Customers on a recurring basis and Charges for Goods, Etc. arise multiple times, settling those Charges for Goods, Etc. through the Service on a recurring basis pursuant to applications made in advance by Customers.

Chapter 2 Agreement

Article 4 Formation of Agreement

1.	An application for an Agreement will be made by a method determined by the Companies after consenting to these Terms.

2.

The Applicant consents in advance that when applying for the Service, it shall separately perform the various procedures necessary in order to use the Credit Card settlement service provided by SBPS and that Card Companies may perform screenings through SBPS.

3.

An Agreement whose content is the same as that of these Terms will be formed on the day that the Companies have given notification of their approval following the screening of the application provided for in Paragraph 1 of this Article.

4.	The Companies may in some cases not approve an application if the Applicant or the content of the application falls under any of the following:

(1)	the content of the application is false or insufficient;

(2)

the Companies determine that the Merchant, Merchant Site, or Goods, Etc. breach or are likely to breach guidelines for Merchants, such as when the Companies determine that the Goods, Etc. to be sold or provided using the Service constitute or are likely to constitute products prohibited from being handled under the guidelines for Merchants separately established by the Companies;

(3)	the conditions for connections between the settlement system operated and managed by SBPS and Merchant Sites when using the Service are not satisfied;

(4)	the Applicant has failed or is likely to fail to perform obligations to the Companies or any company of the SoftBank Group;

(5)	the Companies determine that there is a technical or operational obstacle on the part of the Companies to provide the Service;

(6)	the use of the Service has previously been suspended or an Agreement has previously been terminated due to the Applicant falling under any provision of Article 32;

(7)	the Applicant has breached these Terms, or the Companies determine that the Applicant is likely to do so; or

(8)	the Companies otherwise determine that it is inappropriate to approve an application.

5.	When notifying the Merchant of approval under Paragraph 3 of this Article, the Companies shall determine and notify the Merchant of the fee rate for the Service.

6.

The Companies may change the fee rate set out in the preceding paragraph, and when doing so, the Companies shall provide more than 30 days’ advance notice and notify the Merchant of the new rate by a method separately determined by the Companies, and after the advance notice period has passed, the new rate will apply.

Article 5 Commencement of Service

1.

The Merchant shall at its own expense and responsibility prepare the systems and the like necessary for using the Service by the commencement date of use of the Service in accordance with specifications separately established by the Companies.

2.	The Merchant shall connect Merchant systems to the settlement system under the conditions separately established by SBPS (the “Connection Conditions”).

3.

The Merchant shall obtain the Companies’ approval that the Connection Conditions between the settlement system and Merchant systems are satisfied. If the Companies determine that the Connection Conditions are not satisfied, the Companies may choose not to provide the Service.

4.	SBPS shall notify the Merchant of opening in accordance with the separately established procedures, and the date of that notification will be the commencement date of use of the Service.

Article 6 Changes to Notified Matters

1.

If there is a change in matters such as the address, name, representative, main place of business, remittance account, or the like notified to the Companies by the Merchant, the Merchant shall immediately notify the Companies of that change by the method prescribed by the Companies.

2.

If the Merchant fails to provide notification under the preceding paragraph, and notifications, sent documents, or the like from SB or SBPS to the Merchant are delayed or do not arrive, they will be deemed to have arrived at the time they would ordinarily have arrived.

3.

If a payment from SBPS to the Merchant is delayed because the Merchant failed to provide notification under Paragraph 1, the payment will be deemed to have been made at the time it would ordinarily have been made.

4.

If it becomes necessary for the Merchant to modify Merchant systems, the Merchant shall immediately notify SBPS to that effect by the method prescribed by SBPS and shall make changes to Merchant systems after obtaining the consent of SBPS.

5.

If the settlement system is unable to receive data as normal from the Merchant due to the Merchant not providing notification under the preceding paragraph, SBPS shall not indemnify the Merchant for any damage to information, profits, or the like incurred by the Merchant.

Article 7 Goods, Etc.

1.

When applying for the Service, the Merchant shall notify the Companies of the Goods, Etc. that it will handle and obtain the approval of the Companies. After obtaining the approval of the Companies, the Merchant shall also notify the Companies in advance and obtain the approval of the Companies when significantly or substantially changing the content of the notified Goods, Etc. or when changing the category of the notified Goods, Etc.

2.

If the Merchant handles Recurring Charging, the Merchant shall notify the Companies of the charge structure, sales method, and other terms and conditions of sale designated by the Companies for the relevant Goods, Etc. and obtain the approval of the Companies. After obtaining the approval of the Companies, the Merchant shall also notify the Companies in advance and obtain the approval of the Companies when changing the notified terms and conditions of sale.

3.

The approval under the preceding two paragraphs does not constitute the Companies warranting or confirming that the handled Goods, Etc. do not breach the guidelines for Merchants or the like, and even after obtaining approval under the preceding two paragraphs, if the Merchant receives a request to cease handling Goods, Etc. from the Companies, the Merchant shall comply with those instructions. In addition, after approval by the Companies, if it is discovered that the Goods, Etc. approved by the Companies have breached or are likely to have breached guidelines for Merchants or the like or if those Goods, Etc. have come to breach (or be likely to breach) guidelines for Merchants or the like due to amendments to laws and ordinances, regulations of partner organizations, or the like or amendments or the like to guidelines for Merchants, the Companies may cancel and withdraw that approval without assuming any liability to the Merchant.

4.	When providing Goods, Etc. using the Service, the Merchant shall comply with the provisions of these Terms as well as Specifications, Etc. and instructions and the like from the Companies.

5.

If the Merchant handles goods that require a license for sale, such as travel products, liquor, or rice, the Merchant shall submit relevant documents certifying such licenses to SBPS when applying for the Service, and after application, if requested by the Companies, the Merchant shall submit such documents whenever requested.

6.	The Merchant shall not use any expressions that would cause a misunderstanding that the Companies or SB, Etc. are the providers of Merchant Sites or Goods, Etc.

7.

If there is any defect in the provision, content, or the like of Goods, Etc., the Merchant shall correct that defect at its own expense and responsibility. If the Merchant discovers a defect, it shall promptly notify the Companies, take measures such as suspending the provision of the Goods, Etc., and promptly take necessary measures to correct the defect. When those measures have been completed, the Merchant shall promptly report to the Companies and as necessary notify Customers that there was a defect in the content of Goods, Etc. and that the defect was corrected.

8.

The Merchant assumes all liability in regard to the terms and conditions of the provision of Goods, Etc., and the Companies assume no liability, obligations, or the like in regard to Goods, Etc., the terms and conditions of the provision of those Goods, Etc., and the like.

Article 8 Merchant Obligations

1.	The Merchant shall comply with the following matters when receiving applications for the purchase of Goods, Etc. from Customers:

(1)

Merchant Sites are operated using the Service, expressly indicating in the terms presented to Customers or by other methods that the content of the Service, matters requiring attention when using the Service, and the like; and

(2)

before the selection of a Settlement Method by Customers on Merchant Sites, causing Customers to make a purchase application for the Goods, Etc. to be purchased and notifying them of the approval of that application.

2.	If the Merchant handles Recurring Charging, it shall obtain prior consent from Customers in regard to the following matters:

(1)

making payments as billed by the Companies in accordance with the SoftBank Pay in A Lump Sum Terms of Use unless the Sales Agreements, Etc. between the Customer and the Merchant relating to the Charges for Goods, Etc. that are subject to Recurring Charging are terminated or the Customer changes to a payment method other than the Service through procedures with the Merchant; and

(2)	promptly notifying the Merchant if the Customer becomes unable to use the Service due to reasons such as a breach of the SoftBank Pay in A Lump Sum Terms of Use.

3.	The Merchant shall obtain prior consent from Customers through Merchant Sites in any of the following cases:

(1)	when changing the terms and conditions (including but not limited to changes to settlement amounts or settlement periods) of a Sales Agreement, Etc. during the term thereof; and

(2)

after the expiration of the term of a Sales Agreement, Etc., renewing the Sales Agreement, Etc. under different terms and conditions (including but not limited to changes to settlement amounts or settlement periods).

4.

In regard to transactions of Goods, Etc. with Customers, the Merchant shall comply with laws, ordinances, and the like, perform its responsibilities to Customers, and respond in good faith without delay to questions, complaints, or the like from Customers. The Merchant acknowledges that if the Companies and SB, Etc. receive inquiries regarding the content of Goods, Etc., the Companies and telecommunication operators designated by SB will respond to those inquiries by giving the contact information of the Merchant and stating that the Merchant will handle the inquiries at its own responsibility. In addition, if the Merchant receives an inquiry or the like regarding the Service from a Customer or other third party, the Merchant shall notify the Companies thereof.

5.

The Merchant shall not post advertisements for Goods, Etc. on illegal sites or the like and shall not encourage Users to register on sites or the like that Customers do not intend to use or make payments to, such as by making the purchase of Goods, Etc. a condition for using other services through affiliate advertisements or the like, and shall not attempt to induce Customers to purchase Goods, Etc. through misunderstanding.

6.	The Merchant shall appropriately use the Service within the scope approved by the Companies.

7.

The Merchant shall constantly comply with rules, terms and conditions, and the like provided for in guidelines relating to the use of the Service and other Specifications, Etc. when providing Goods, Etc.

8.	When receiving applications for purchase or the like from Customers, the Merchant shall take the following actions and measures for the purpose of consumer protection:

(1)

in regard to anticipated problems such as those caused by system failures, taking measures so that Customers are not one-sidedly disadvantaged and providing notification in advance to obtain understanding from Customers for matters beyond the scope of the Merchant’s responsibility;

(2)

presenting the mechanism for purchase applications and the like to customers and taking measures so that Customers are able to clearly know when applications for the purchase of goods are formed between the Customer and the Merchant; and

(3)	taking measures to prevent user errors, such as displaying confirmation pages to prevent duplicate transmissions or data entry errors between Customers and the Merchant.

9.	The Merchant shall comply with the following matters when using the settlement system:

(1)	accessing the system only in accordance with the specifications, connection procedures, and connection method determined by the Companies; and

(2)	the operation schedule determined by the Companies.

10.	The Merchant shall not engage in any of the following acts when using the Service:

(1)	modifying or changing computer software programs or the like provided by the Companies in relation to the Service;

(2)	infringing on copyrights or other intellectual property rights of the Companies or third parties;

(3)	notifying or divulging to a third party or selling information learned through the use of the Service;

(4)	slandering or engaging in acts that damage the name or reputation of the Companies, SB, Etc., or third parties;

(5)	infringing on the property, privacy, or the like of third parties;

(6)	acts that lead to crimes such as fraud;

(7)	starting a pyramid scheme or soliciting for a pyramid scheme;

(8)	sending email advertisements, promotions, solicitation, or the like to third parties without permission, or sending emails with offensive content;

(9)	acts relating to obscenity, child pornography, child abuse, or any other matters that are inappropriate under social norms;

(10)	other acts in breach of laws and ordinances or contrary to public order and morals;

(11)	other acts that would hinder the operation of the Service; and

(12)	other acts that are likely to constitute or are similar to any of the above.

Article 9 Reporting

1.

If the Companies request the submission of reports or materials relating to the provision or the like of Goods, Etc., the Merchant shall promptly comply therewith, and the Companies may use those reports and materials for the provision of the Service, such as when voluntarily replying to Customers or third parties. In addition, if the Companies determine that the provision or the like of Goods, Etc. breaches these Terms or the Specifications, Etc., the Companies may immediately suspend the provision of the Service to the Merchant.

2.

If the Companies request information such as the names and contact information of operators and administrators of network equipment related to the provision of Goods, Etc., the Merchant shall report that information to the Companies.

Article 10 Response to Disputes with Customers

1.	The Merchant shall provide a contact point for Customers to submit questions, complaints, or the like in a location easily identifiable to Customers on Merchant Sites.

2.

If any dispute arises between the Merchant and Customers or third parties in relation to transactions that used the Service, regardless of the reason, the Merchant shall resolve that dispute entirely at its own responsibility and expense. In addition, if the Companies or SB, Etc. incur any damage such as by bearing costs in relation to such disputes, the Merchant will be liable to compensate for all such damage.

Chapter 3 Service Details

Article 11 Assignment, etc. of Trade Receivables

1.

When receiving an application from a Customer for use of the Service as the settlement method of a Sales Agreement, Etc., or when Charges for Goods, Etc. that may be subject to the Service arise between the Merchant and a Customer, the Merchant shall obtain approval for the use of the Service by that Customer based on the standards prescribed by the Companies, and if the Merchant is unable to obtain approval from the Companies, it shall not use the Service for that Sales Agreement, Etc.

2.

The Merchant shall assign to SBPS, and SBPS shall accept the assignment of, the receivables pertaining to Charges for Goods, Etc. (“Trade Receivables”) arising from selling or providing Goods, Etc. to Customers through the Service. The Merchant acknowledges that for Trade Receivables for which the Customer’s payment method is Credit Card, SBPS may resell, etc. those Trade Receivables to Card Companies or the like.

3.

The Merchant shall send Sales Finalization Information (meaning information stating the matters prescribed by the Companies by the method prescribed by the Companies; the same applies below) to SBPS by the deadline separately determined by SBPS (the “Sales Finalization Deadline”). SBPS shall not accept the assignment from the Merchant of Trade Receivables for which the Sales Finalization Deadline has passed.

4.

If the Merchant is unable to obtain approval from the Companies as provided for in Paragraph 1 (including but not limited to cases where the second instance of Recurring Charging for the relevant Charges for Goods, Etc. is not approved), the Service will not be used for those Charges for Goods, Etc., and the Merchant consents that SBPS will not accept the assignment from the Merchant of the receivables pertaining to those Charges for Goods, Etc.

5.

The assignment of Trade Receivables from the Merchant to SBPS will be performed on the day that Sales Finalization Information reaches SBPS (the “Sales Finalization Date”) and will take effect on the processing finalization date. However, this will not apply if otherwise permitted by SBPS. After the Sales Finalization Date, if the Merchant cancels Sales Finalization Information by the deadline separately established by SBPS, the Trade Receivables relating to that Sales Finalization Information will also be treated as having been canceled.

6.	The Merchant may not assign to third parties the Trade Receivables or the monetary claims against SBPS acquired by assigning the Trade Receivables to SBPS.

7.

The Merchant shall cooperate in accordance with the instructions of SBPS in all procedures (including perfection against third parties) necessary for SBPS to receive the assignment of the Trade Receivables from the Merchant and to bill Customers, and the Merchant grants SBPS all authority necessary to perform those procedures (including the authority to send notification of the assignment of receivables to Customers (debtors) on behalf of the Merchant).

Article 12 Cancellation of Assignment of Receivables

1.	SBPS may cancel the assignment of Trade Receivables received from the Merchant without demand for cure if any of the following events occurs:

(1)	sales information is not legitimate;

(2)	the content stated in sales information is untrue or insufficient;

(3)	Trade Receivables were assigned to SBPS after the Sales Finalization Deadline passed;

(4)	the Merchant sold or provided Goods, Etc. using the Service without the approval of the Companies;

(5)	a Customer informs the Companies or a Card Company that [the Service] was used by someone else;

(6)	a Customer makes a protest against the Merchant to SB or SBPS;

(7)	the Merchant breached a sales agreement with a Customer;

(8)	a dispute with a Customer is not resolved;

(9)	the Merchant assigned the Trade Receivables to a third party; or

(10)	other cases where the Service was used in breach of these Terms.

2.

If SBPS finds that there is a suspicion that there is a dispute provided for in Article 10 or that any of the events provided for in the preceding paragraph has occurred in regard to Trade Receivables received by assignment from the Merchant, SBPS may withhold the payment of the assignment charges until that suspicion is resolved, and if it is not resolved after one month has passed, SBPS may cancel the assignment of the Trade Receivables. In this case, the assignment charges for which SBPS withheld payment to the Merchant will not accrue interest or late payment damages.

3.

If any item of Paragraph 1 of this Article or the preceding paragraph applies, the Merchant shall immediately return the relevant assignment charges to SBPS by the method designated by SBPS. If the assignment charges are unpaid, they will be offset against payment charges.

Article 13 Attachment

If claims for assignment charges pertaining to Trade Receivables held by the Merchant against SBPS are subject to attachment, disposition for delinquent payment, or the like, SBPS shall handle those assignment charges in accordance with the procedures stipulated by SBPS, and as long as SBPS follows those procedures, it will not bear any obligation to pay late payment damages or the like to the Merchant.

Article 14 Payments and Reports

1.

SBPS shall calculate the total assignment charges for assignments of Trade Receivables performed from the first day to last day of each month (the “Handling Period”) and shall, by the tenth business day of the following month, send a report to the Merchant stating the assignment charges, fees, and amount planned to be paid to the Merchant for the Handling Period (a “Report”).

2.

The Merchant shall confirm the matters stated in a Report promptly after receiving it. If there is no contact from the Merchant by the last day of the month in which a Report was sent, SBPS will deem the matters stated in the Report to have been approved without objection by the Merchant.

3.

SBPS shall pay to the Merchant the amount calculated by deducting fees from the total assignment charges for the Handling Period stated in the Report provided for in Paragraph 1 by the last day of the month following the Handling Period (if that day is a financial institution holiday, the preceding business day) by remittance to the financial institution account designated by the Merchant.

4.	If fractions of less than one yen arise in the calculation of assignment charges or other amounts, SBPS shall round those amounts down to the nearest full yen.

5.	SBPS shall make information such as sales approval details and amounts planned to be paid as well as complete histories viewable by the Merchant for the past six months on an online management page.

Article 15 Subcontracting to Third Parties

1.

The Companies may at their own responsibility subcontract to third parties all or part of the operations they are to perform under the provisions of these Terms by imposing obligations equivalent to those under the Agreement on those third parties.

2.

The Merchant consents to the Companies disclosing Confidential Information disclosed by the Merchant to the third parties under the preceding paragraph to the extent necessary for the subcontracting under the preceding paragraph.

3.

The Merchant may not subcontract to third parties its operations relating to the Agreement unless it has obtained the prior consent of the Companies through the method prescribed by the Companies. In addition, if the Merchant subcontracts operations to a third party with the consent of the Companies, the Merchant shall impose obligations on that third party equivalent to those the Merchant bears under the Agreement and shall assume all liability for acts of that third party.

Article 16 Discontinuation of Use of Service

1.

If the Merchant discontinues the use of the Service, it shall notify the Companies to that effect in writing or by email or similar means at least 90 days before discontinuation by the method separately determined by the Companies and, from 60 days before discontinuation, shall display the fact that the use of the Service will be discontinued on the Merchant Sites that use the Service. However, this will not apply if specifically permitted by the Companies.

2.

If there are legitimate reasons for the Merchant being unable to comply with the periods set out in the preceding paragraph, the Merchant shall perform the notification and the display on Merchant Sites under the preceding paragraph immediately after the discontinuation of the use of the Service is decided.

Article 17 Restrictions on Use; Suspension, Termination, etc. of Goods, Etc. Purchase Agreements

1.

The Companies may restrict all or part of the use of the Service based on standards separately determined by the Companies, such as Customer ages, contract types, contracted number of months of 3G telecommunication services and 4G telecommunication services, or the like, and charge payment status.

2.

If a Customer fails to pay Telecommunication Charges, Etc. or breaches the SoftBank Pay in A Lump Sum (B) Terms of Use, the Companies may suspend or terminate, etc. the purchase agreements for Goods, Etc. between the Customer and the Merchant.

3.

If a Customer changes to a device that is not compatible with the Service, or if the 3G telecommunication service agreements and 4G telecommunication service agreements between the Customer and SB, Etc. are terminated, the Companies may automatically terminate purchase agreements for Goods, Etc. executed between the Customer and the Merchant.

4.

As there are cases where Customers are unable to continue using some or all Goods, Etc. after replacing USIM cards, the Merchant shall take appropriate measures at its own responsibility and expense to notify Customers of that fact in advance, such as stating that fact on purchase pages for Goods, Etc. or setting out that fact in the terms of use for Customers provided for in Article 8.

Chapter 4 Other Provisions

Article 18 Confidentiality

1.

Both during the term of the Agreement and after the termination thereof, without the consent of the Companies, the Merchant shall not disclose or divulge to a third party or use for any purpose other than that of the Agreement any technical, business, or operational information or Customer information disclosed by the Companies in connection with the Agreement.

2.	The Companies may disclose information disclosed by the Merchant relating to the use of the Service by Customers to those Customers to the extent necessary in providing the Service.

Article 19 Technical Conditions

When using the Service, the Merchant shall take necessary technical measures pursuant to the Specifications, etc. established by the Companies and enable Customers to receive Goods, Etc. and the provision of the Service. Those technical measures will be taken at the responsibility and expense of the Merchant.

Article 20 Security Measures

The Merchant shall take necessary security measures pursuant to the Specifications, Etc. in regard to matters such as telecommunication between the systems and the like of the Merchant necessary for using the Service and the systems and the like of the Companies.

Article 21 Management and Use of Passwords, etc.

1.	The Merchant is liable for appropriately managing and using login IDs, passwords, and the like for the systems and the like of the Companies.

2.	The Merchant shall not allow anyone other than duly authorized employees to use passwords or the like.

3.	If a password or the like of the Merchant is entered in a system or the like of the Companies, the Companies will deem that the Merchant entered the password or the like.

4.

If the Merchant learns of an event such as the theft or unauthorized use of passwords or the like, it shall immediately notify the Companies to that effect. In this case, the Merchant shall take actions in accordance with instructions or the like from the Companies.

5.

The Companies shall assume no liability if the Merchant, Customers, or other third parties incur damage due to causes such as insufficient management or mistaken use of passwords or the like by the Merchant or use of password by a third party.

Article 22 Use of Trademarks, etc.

1.

The Merchant consents to the Companies using its trade name, trademarks, product and service names, logos, and the like in advertising media such as pamphlets, fliers, or other printed materials produced by the Companies or websites in order spread awareness of the Service and Goods, Etc. to Customers and other third parties. When so instructed in writing by the Merchant, the Companies shall take measures such as necessary indications of copyrights.

2.

In regard to pamphlets, fliers, and other printed materials and the like produced by the Companies during the term of the Agreement using the trade name, trademarks, product and service names, logos, and the like of the Merchant, the Merchant consents in advance to the Companies continuing to distribute, etc. such printed materials or the like after the termination of the Agreement to the extent of using the stock of materials already printed if the Companies find it necessary.

Article 23 Protection of Personal Information

1.

If the Merchant and the Companies acquire or manage information such as names and addresses that can identify individuals who are Customers of both the Merchant and the Companies, information on Settlement Methods necessary for payment, Customer payment histories, and other such information (“Personal Information”), they shall comply with related laws and ordinances, and without the specific consent from the relevant Customer regarding the content of Personal Information to be acquired, its purpose of use, and its provision to third parties, the Merchant and the Companies shall not acquire or use that Personal Information or provide it to third parties. In addition, the Merchant and the Companies shall strictly manage that Personal Information and shall establish a system under which it is not possible for employees or the like to wrongfully reproduce Personal Information or remove it from the workplace. The acquisition of Personal Information includes cases in which Personal Information is ultimately acquired automatically or mechanically, such as cases where software or the like reads Personal Information.

2.

If there is any unauthorized access, loss, alteration, or divulgation in regard to Personal Information or databases containing Personal Information managed by the Merchant, the Merchant shall immediately report to the Companies and comply with the instructions of the Companies.

3.

If there is any unauthorized access, loss, alteration, or divulgation in regard to Personal Information or databases containing Personal Information relating to the Merchant managed by the Companies, the Companies shall immediately notify the Merchant.

4.

The provision of Personal Information to third parties by the Merchant and the Companies shall be limited to (a) cases in which the relevant Customers have given consent, (b) cases in which there is an operational necessity, there is no likelihood of infringement on the legitimate interests of those Customers or the like that should be protected, and the other party [(meaning the Companies in the case of the Merchant, and the Merchant in the case of the Companies; the same applies in the following paragraph)] has given consent, (c) cases in which the submission of Personal Information is required under the provisions of various laws and ordinances, or (d) cases in which the provision of (c), and when providing Personal Information to third parties, the Merchant and the Companies shall give due consideration to duties of confidentiality.

5.	If the Merchant causes the other party or a Customer to incur damage by breaching this Article, the Merchant shall compensate the other party or Customer for the damage incurred thereby.

Article 24 Late Payment Damages, etc.

1.

If the Merchant or SBPS is delayed in paying obligations provided for in these Terms, it shall pay late payment damages at a rate of 14.6% per annum on the amount of those obligations from the day following the payment due date until the day on which payment is made. Calculations in this case will be performed on a daily basis of 365 days per year.

2.	Obligations borne by SBPS in regard to the Service are borne solely by SBPS, and SB assumes no liability in regard thereto.

Article 25 No Transfer, etc. of Status; Succession

1.

The Merchant may not transfer to a third party all or part of its status under the Agreement or its rights and obligations relating to the Agreement without the consent of the Companies. In addition, the Merchant may not transfer to a third party, pledge, or the like of its claims against SBPS and Settlement Companies.

2.

If there is a succession of the status of the Merchant due to a statutory cause such as the merger or company split of the Merchant, the entity succeeding to that status shall promptly notify the Companies to that effect and attach documents certifying the cause of the succession. The Merchant consents in advance that the Agreement may be terminated as a result of a rescreening due to succession.

Article 26 No Direct Billing

1.

The Merchant shall not directly bill Customers for or receive Charges for Goods, Etc. arising through the use of the Service. However, this will not apply if the Merchant has repurchased receivables pertaining to Charges for Goods, Etc. from SBPS and has refunded the entire amount of assignment charges received for those receivables to SBPS. In this case, in addition to complying with laws and ordinances, the Merchant shall not engage in any billing or collection by methods not allowed under social norms.

2.

The Merchant shall, through the terms of use for Customers or the like provided for in Article 8, Paragraph 1, obtain consent from Customers in advance regarding the assignment of the receivables pertaining to Charges for Goods, Etc. to SBPS when using the Service.

Article 27 Handling of Customer Information from the Companies

Unless otherwise provided for, the Merchant consents that it has no rights or interests in regard to receiving the provision from the Companies of any Personal Information held by the Companies, such as Customer names, addresses, or phone numbers, or other Customer Information.

Article 28 Overseas Service

1.	The Merchant acknowledges that the following restrictions and regulations will apply to the Service:

(1)

if Customers use web services overseas using international out-roaming services provided by SB, Etc., they may be subject to restrictions under the laws and ordinances of Japan and general conditions of contracts and other terms or the like established by entities engaged in telecommunication services overseas (including overseas operators; “Overseas Operators, Etc.”);

(2)	depending on the connection conditions of the Overseas Operators, Etc. and other conditions, service quality may be lower than when using web services in Japan;

(3)	depending on the conditions of the Overseas Operators, Etc., it may not be possible to use a service even within the countries or regions where the service is provided; and

(4)	if using web services, times will be based on Japan time.

2.	The Merchant shall not claim damages or make any other claim against the Companies in regard to cases where Customers are unable to use web services through international out-roaming services.

Article 29 Term

1.

The term of the Agreement is from the date of notification of approval [of the application for the Agreement] until the end of the fiscal year (meaning a period from April 1 to March 31 of the following year) in which the notification date falls. However, unless the Merchant or the Companies express their intention, in writing or by email or a similar method, at least 90 days in advance of the expiration of the Agreement to terminate the Agreement upon expiration, the Agreement will automatically extend for a period of one half-year, and the same applies thereafter.

2.

If part of the Agreement is terminated (regardless of the reason for termination), the Companies may immediately terminate all agreements between the Companies and the Merchant relating to the Service without prior notice or demand for cure to the Merchant.

Article 30 Termination of Agreement Without Cause

1.

The Merchant may terminate the Agreement by submitting to the Companies the termination application forms and the like stipulated by the Companies at least 90 days prior to the desired termination date.

2.	The Companies may terminate the Agreement by notifying the Merchant at least 30 days prior to the desired termination date.

3.

If the Agreement is terminated pursuant to the preceding two paragraphs, the Merchant shall perform its obligations to the Companies that arose under the Agreement by the date designated by the Companies.

Article 31 Termination of Agreement for Cause

1.	If the Merchant fails to perform the Agreement, the Companies may terminate the Agreement after issuing a demand for cure specifying a reasonable period of time.

2.

Notwithstanding the provisions of the preceding paragraph, the Companies may immediately terminate all or part of the Agreement without demand for cure if any of the following events occurs in regard to the Merchant:

(1)

the Merchant is subject to a disposition such as rescission or suspension of its license to operate, suspends payments, becomes insolvent, is subject to disposition for delinquent taxes, or is subject to a petition for commencement of corporate reorganization, bankruptcy, or civil rehabilitation proceedings, other special liquidation, or proceedings similar to any of the foregoing;

(2)	the Merchant is subject to a petition by a third party for compulsory execution, provisional attachment, provisional disposition, or auction;

(3)	a note or check of the Merchant is dishonored;

(4)	reasonable grounds arise for determining that the condition of the assets of the Merchant has deteriorated;

(5)	the Merchant is dissolved, undergoes a merger or split, or transfers all or a material part of its business;

(6)	the Merchant breaches laws or ordinances, and it is likely that the breach will hinder the performance of the Agreement;

(7)	the Companies determine that the Merchant has committed an act that damages the credibility of the Companies;

(8)	it is discovered that the Merchant notified the Companies of false matters when applying for the Agreement or when changing notified matters under Article 6 (Changes to Notified Matters);

(9)	the Companies determine that the operations or business category of the Merchant are offensive to public order and morals;

(10)	the Merchant delays a payment to SBPS;

(11)	the Merchant has engaged in advertising, promotion, or the like that the Companies find to significantly damage the brand image of the Companies, any company of the SoftBank group, or SB, Etc.;

(12)	there are many complaints regarding Merchant Sites or Goods, Etc.;

(13)	Merchant Sites or the provision of Goods, Etc. have a material impact or are likely to have a material impact on the Service or the telecommunication services of the Companies;

(14)

the national government, local governments, educational institutions, the National Consumer Affairs Center, or other bodies issue a warning about the use, purchase, or the like of Merchant Sites or Goods, Etc. (including similar sites, goods, services, and the like of other companies), or there is a request from such bodies regarding the correction, prohibition on provision, or the like thereof;

(15)

the Merchant sells Goods, Etc. for the purpose of conversion into cash, or the Companies determine that in regard to purchases of Goods, Etc. from the Merchant, there is a large ratio of use of the Service by Customers for the purpose of conversion into cash;

(16)

there are reasonable grounds for the Companies to determine that it is inappropriate to continue the Agreement, such as when it is likely that the interests of the Companies or SB, Etc. will be damaged due to the business activities of the Merchant;

(17)	the Merchant breaches any provision of the Agreement, and that breach is not cured within 30 days after receiving notification from the Companies requesting the cure of that breach;

(18)	the Merchant uses the Service beyond the scope approved by the Companies;

(19)	the content of Merchant Sites or Goods, Etc. breaches the Agreement or the like;

(20)	the Companies determine that Merchant Sites or the provision of Goods, Etc. are inappropriate or that there is a material operational obstacle on the part of the Companies in regard thereto;

(21)	the Merchant breaches the Settlement ASP Terms of Use executed with SBPS;

(22)	the Merchant no longer satisfies the requirements required to be satisfied by the Merchant provided for in the Agreement or the like; or

(23)	the Companies otherwise determine that the Merchant is unsuitable as a Merchant.

3.

If all or part of the Agreement is terminated under the preceding paragraph, all monetary obligations owed by the Merchant to SBPS will automatically be accelerated and become immediately due and payable in cash.

4.

If the Merchant fails to perform the Agreement, or if any of the events stated in the items of Paragraph 2 occur in regard to the Merchant, then regardless of whether or not the Companies terminate the Agreement, SBPS may cancel the assignment of Trade Receivables received from the Merchant or withhold the payment of the assignment charges to the Merchant without any demand for cure. In this case, the assignment charges already paid to SBPS will be handled in accordance with Article 12, Paragraph 3.

5.

If the Companies terminate the Agreement under the provisions of this Article, the Companies may immediately terminate all other agreements between the Companies and the Merchant without any demand for cure.

Article 32 Exclusion of Antisocial Forces

1.

The Merchant represents to the Companies that it is not any of following at present and shall covenant through a document separately specified by the Companies that it will not be any of the following in the future:

(1)	an organized crime group;

(2)	a company affiliated with an organized crime group;

(3)	a shareholder meeting extortionist, organized crime group with special expertise, or the like; or

(4)	any group or person similar to any of the above.

2.	The Merchant shall covenant in writing that it shall not, itself or through a third party, make or commit:

(1)	violent demands;

(2)	unjust demands in excess of the victim’s legal liability;

(3)	threatening behavior or violence in connection with business affairs;

(4)	the act of spreading rumors, using fraudulent means or force to damage the reputation of the Companies, or obstructing the Companies’ business affairs; or

(5)	any other act similar to the above.

3.

If the Merchant falls under any item of Paragraph 1, commits an act falling under any item of the preceding paragraph, or is discovered to have made a false declaration in regard to the representations and covenants under the provisions of the preceding two paragraphs, the Companies may immediately suspend the provision of the Service and terminate the Agreement without prior notice to the Merchant. In this case, all monetary obligations owed by the Merchant to SBPS will automatically be accelerated and become immediately due and payable in cash.

Article 33 Damages

1.

If the Companies incur damage due to reasons such as the Merchant being unable to provide Goods, Etc. to Customers, there being defects in the Goods, Etc., or the Merchant otherwise breaching the Agreement, the Merchant shall compensate the Companies for the damage incurred thereby.

2.

The Companies make no warranty to the Merchant or the Customers who use the Goods, Etc. of the Merchant in regard to connections by the Merchant to the systems necessary to use the Service, interruptions in the provision of Goods, Etc., or other matters related to the Service, and the Companies are exempt from liability for damage in regard thereto. However, this will not apply in cases where damage is caused by the willful misconduct or gross negligence of the Companies.

Article 34 Exemptions

1.

The Companies assume no liability in any case for damage arising to the Merchant in relation to the use of the Service, except in cases where there is willful misconduct or gross negligence on the part of the Companies.

2.

The Companies assume no liability for burdens of costs or damage incurred by the Merchant caused by Merchant Sites, Merchant systems, or the like established by the Merchant needing to be changed or becoming unusable due to the content or provision of Goods, Etc. by the Merchant, the interruption, suspension, termination, modification, or discontinuation of the Service by the Companies, the termination of the Agreement, or other such reasons.

3.

If a dispute arises with a third party in regard to Goods, Etc., such as the Companies or Customers being subject to an injunction, claim for damages, or the like from a third party on the grounds of a breach of copyrights or other rights in relation to Goods, Etc., the Merchant shall resolve the dispute at its own expense and responsibility and shall not cause any nuisance to the Companies or Customers. If the Companies incur costs in order to resolve that dispute, the Merchant shall indemnify the Companies for the entire amount of those costs.

4.	The Companies may temporarily interrupt the provision or updating of the Service in any of the following cases and will assume no liability for damages or other liability to the Merchant:

(1)	cases due to reasons relating to the relocation, maintenance, or inspection of, or work on, telecommunication equipment;

(2)	cases due to force majeure such as natural disasters, emergencies, telecommunication network failures, or power supply issues due to power company accidents; and

(3)

cases requiring urgency for telecommunications necessary to prevent or provide relief for disasters, to secure transportation, telecommunications, or the supply of power, or to maintain order, or for other public interests.

5.

If the Merchant temporarily interrupts the provision or updating of Goods, Etc., in principle, the Merchant shall notify the Companies at least 30 days in advance of the date on which the temporary interruption will be made by the method separately determined by the Companies.

6.

Notwithstanding the provisions of the preceding paragraph, in urgent cases or when otherwise unavoidable, after the date of the temporary interruption is decided or after the temporary interruption is made, the Merchant shall promptly notify the Companies to that effect by the method separately determined by the Companies.

7.

If the Companies determine that Merchant Sites or the content of Goods, Etc. provided by the Merchant breach any provision of the Agreement, the Companies may temporarily suspend the provision of the Service to the Merchant, and in that case, the Companies will assume no liability for damages or other liability to the Merchant. The same will apply in cases where the Companies determine that the Merchant has breached any provision of the Agreement other than as set out above.

8.

If the Companies reduce or waive charges or the like on an exceptional basis due to disasters or other reasons pursuant to the general conditions of contracts or other regulations of SB, Etc., the Companies may cancel the billing, receiving agent services, or the like for Charges for Goods, Etc., and in that case, SBPS and SB, Etc. will assume no liability for damages or other liability to the Merchant.

Article 35 Procedure after Termination; Survival

1.

If the Agreement is terminated, the Merchant shall immediately cease all advertising, promotion, and solicitation for applications for transactions based on the existence of the Agreement. The Agreement will continue to be effective after termination in regard to the handling of receivables pertaining to Charges for Goods, Etc. accepted by SBPS and receivables pertaining to Charges for Goods, Etc. that have been assigned from the Merchant to Settlement Companies but for which SBPS has not completed receiving operations as of the time of termination.

2.

If the Agreement is terminated, the Merchant shall immediately remove all Merchant marks displayed on Merchant Sites and shall, in accordance with the instructions of the Companies, return or destroy all handling documents and printed materials received from the Companies.

3.

If the Agreement is terminated, the Merchant shall immediately and completely delete all Personal Information of users acquired by the Merchant and shall not use that Personal Information in any way, excluding Personal Information for which the express consent of Customers has been obtained.

4.

Article 6 (Changes to Notified Matters), Paragraphs 2, 3, and 5, Article 7 (Goods, Etc.), Paragraphs 5, 7, 8, and 9, Article 9 (Reporting), Article 10 (Response to Disputes with Customers), Article 12 (Cancellation of Assignment of Receivables), Paragraphs 2 and 3, Article 13 (Attachment), Article 15 (Subcontracting to Third Parties), Article 18 (Confidentiality), Article 21 (Management and Use of Passwords, etc.), Paragraph 5, Article 22 (Use of Trademarks, etc.), Paragraph 2, Article 23 (Protection of Personal Information), Article 24 (Late Payment Damages, etc.), Article 26 (No Direct Billing), Paragraph 1, Article 27 (Handling of Customer Information from the Companies), Article 28 (Overseas Service), Paragraph 2, Article 29 (Term), Paragraph 2, Article 31 (Termination of Agreement for Cause), Paragraphs 3 and 4, and Article 32 (Exclusion of Antisocial Forces) through Article 40 (Language) will remain effective after the termination of the Agreement. In addition, if there are any obligations that have not been performed or completed as of the termination of the Agreement, the relevant provisions of the Agreement will be effective and applicable until those obligations are performed and completed.

Article 36 Governing Law

The laws of Japan will apply to the Agreement.

Article 37 Force Majeure

1.

The provisions of the Agreement are binding upon both parties except in cases where the performance thereof is hindered by riot, war, natural disaster, accident, other events beyond the reasonable control of the relevant party, or force majeure.

2.

The party whose performance of the Agreement is hindered by force majeure shall immediately notify the other party to that effect and shall use its best efforts to resume performance as soon as possible.

3.

If the force majeure circumstances continue for 60 days or more, the other party may terminate all or part of the Agreement by notification to the party impacted by force majeure without assuming any liability.

Article 38 Jurisdiction

The Tokyo District Court or the Tokyo Summary Court has exclusive jurisdiction as the court of first instance over any dispute that becomes necessary in regard to the Agreement.

Article 39 Consultation

The Merchant and the Companies shall consult in good faith to amicably reach a resolution regarding any matters not provided for in the Agreement or any uncertainties.

Article 40 Language

The original version of these Terms is in the Japanese language, and if there is any discrepancy or contradiction between these Terms and any English translations or other English documents prepared in connection with these Terms, the Japanese language version will prevail.

End

SoftBank Corp.

SB Payment Service Corp.

Update History

Ver.	Update Date	Update Details
1.0.0	December 1, 2011	Initial version

1.0.1	March 13, 2012	Amendment to Article 11, Paragraph 3 Amendment to Article 29, Paragraph 1

1.0.2	October 10, 2012

Amendment to Article 3, Item 14

Amendment to Article 8, Paragraph 2 and Paragraph 8, Item 4

Amendment to Article 10, Paragraph 2

Amendment to Article 16, Paragraph 1

Amendment to Article 17, Paragraphs 1 and 3

Amendment to Article 29, Paragraph 1

Amendment to Article 30, Paragraphs 1 and 2

1.1.0	July 18, 2013	Amendment of title of terms from “SoftBank Keitai Shiharai Merchant Terms” to “SoftBank Pay in A Lump Sum (B) Merchant Terms” Amendment to Article 1, Paragraph 1

1.1.1	November 11, 2013	Amendment to Article 31, Paragraph 2, Item 14 Addition of Article 31, Paragraph 2, Item 15 Amendment to Article 31, Paragraphs 4 and 5

1.1.2	December 27, 2013

Amendment to Article 3, Item 1

Addition of Article 3, Item 15

Addition of Article 7, Paragraph 2; updated numbering of former Paragraph 2 and below

Addition of Article 8, Paragraphs 2 and 3; updated numbering of former Paragraph 2 and below

Addition of Article 11, Paragraphs 1 and 4; updated numbering of former Paragraph 1 and below

Amendment to Article 11, Paragraph 3 (former Paragraph 2)

Amendment of Article 35, Paragraph 4

1.1.3	July 1, 2015	Due to name change of SoftBank Mobile, amended “SoftBank Mobile (SBM)” to “SoftBank (SB)”

1.1.4	January 1, 2019	Due to name change of SoftBank Payment Service, amended “SoftBank Payment Service” to “SB Payment Service”

1.1.5	March 1, 2019	Amendment to Article 3, Items 6 and 10 Deletion of Article 4, Paragraph 2 Amendment to Article 18, Paragraph 1